Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BofI Holding, Inc. on Form S-1 to be filed on or about March 14, 2005 pursuant to Rule 462(b) of our report dated October 13, 2004 relating to the financial statements of BofI Holding, Inc., appearing in Registration Statement No. 333-121329 on Form S-1 Amendment No. 3 dated March 11, 2005 which is incorporated by reference in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement No. 333-121329.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 14, 2005